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                                                                   Exhibit No. 5



                                         May 15, 2001



John Hancock Financial Services, Inc.
John Hancock Place
Boston, Massachusetts 02117

Dear Sirs:

     I act as counsel to John Hancock Financial Services, Inc, a Delaware corporation (the "Company"), and I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933 (the "Act") relating to up to 25,156,403 shares of the Company's common stock, par value $.01 per share (the "Common Stock") to be issued pursuant to the Company's 1999 Long-Term Stock Incentive Plan, as amended and restated, and the Company's Non-Employee Directors' Long-Term Stock Incentive Plan (together, the "Plans").

     I am familiar with the written documents which comprise the Plans, and in rendering the opinion expressed below, I have examined and are relying on originals, or copies certified or otherwise identified to my satisfaction, of such other corporate records, documents, certificates or other instruments, as in my judgment are necessary or appropriate as a basis for such opinion.

     Based on the foregoing, I am of the opinion that the shares of Common Stock that may be issued by the Company pursuant to the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   /s/ Philip Clarkson

                                   Philip Clarkson
                                   Vice President and Counsel